Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-109412) and related Prospectus of Valero L.P. and Valero Logistics Operations, L.P. for the registration of Common Units of Valero L.P. and Debt Securities of Valero Logistics Operations, L.P. and Form S-8 (Nos. 333-109451, 333-88264 and 333-81806) pertaining to the Valero GP, LLC 2003 Employee Unit Incentive Plan of our report dated March 11, 2004, with respect to the consolidated balance sheets of Valero L.P. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows and partners’ equity for the years then ended included in this Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Antonio, Texas

March 11, 2004